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                                                                   EXHIBIT 23.7

July 31, 1998

BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio 43271

Members of the Board:

  We hereby consent to the use of our opinion letter to the Board of Directors of BANC ONE CORPORATION ("BANC ONE"), included as Appendix B to the Joint Proxy Statement-Prospectus that forms a part of the Registration Statement on Form S-4 relating to the proposed merger of BANC ONE with and into BANK ONE CORPORATION ("BANK ONE"), a wholly-owned subsidiary of BANC ONE, to be immediately followed by the merger of First Chicago NBD Corporation with and into BANK ONE, and to the references to such opinion in such Joint Proxy Statement-Prospectus under the captions "Summary," "The Merger--Background of the Merger", "--Recommendation of BANC ONE and Reasons of BANC ONE for the Merger" and "--Opinions of BANC ONE's Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Merrill Lynch, Pierce,
                                          Fenner & Smith Incorporated